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                                                                 Exhibit (d)(4)

                                                                 EXECUTION COPY

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                                LICENSE AGREEMENT

                           Dated as of April 11, 2000,

                                 By and between

                      BEN & JERRY'S HOMEMADE HOLDINGS, INC.

                                       and

                 BEN & JERRY'S HOMEMADE, INC., on the one hand,

                                       And

                                  UNILEVER N.V.

                                       and

                        UNILEVER PLC, on the other hand.

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                                LICENSE AGREEMENT

                  THIS AGREEMENT, made as of April 11, 2000 by and between (i) BEN & JERRY'S HOMEMADE HOLDINGS, INC., a Vermont corporation, and BEN & JERRY'S HOMEMADE, INC., a Vermont corporation (together, "LICENSOR"), on the one hand, and (ii) UNILEVER N.V., a corporation formed under the laws of The Netherlands, and UNILEVER PLC, an English public limited company (together, "LICENSEE"), on the other hand.

                               W I T N E S S E T H

                  WHEREAS Licensee wishes to obtain a License (the "LICENSE"), with the right to grant sublicenses to its Affiliates so long as they remain Affiliates (as hereinafter defined), to use the Licensed Mark and Licensed Technology (each, as hereinafter defined) in connection with the development, manufacture, marketing, marketing, distribution, promotion and sale of Products having Super Premium Status (each, as hereinafter defined) in all countries throughout the world, subject to Section 9 and with the exception of (i) the United States (including the territories and commonwealths thereof), (ii) the Caribbean as outlined on the map attached as Annex A hereto, (iii) countries designated by Licensee pursuant to Section 2(a)(ii)(C) or otherwise becoming available exclusively to Licensor pursuant to Section 2 or Section 18 and (iv) Japan (collectively from time to time, the "TERRITORY");

                  WHEREAS, in connection with such development, manufacture, marketing, distribution, promotion and sale of Products under the Licensed Mark, Licensee views as essential the furtherance of the essential integrity of the Principal Licensed Mark (as hereinafter defined); and

                  WHEREAS Licensor is willing to grant such a License on the terms and conditions hereinafter appearing.

                  NOW, THEREFORE, in consideration of these recitals, of the following covenants and other good and valuable consideration, Licensor and Licensee hereby agree as follows:

1.       DEFINITIONS

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                                                                               2

         (a) "AFFILIATE" shall mean any person or entity controlling, controlled by, or under common control with such party, and in the case of Licensee, includes, without limitation, any entity a majority of the voting control of which is owned, directly or indirectly, by Unilever N.V. or Unilever PLC, or both of them together.

         (b) "BANKRUPTCY CODE" shall have the meaning assigned to it in Section 18(b).

         (c) "BUSINESS" shall have the meaning assigned to it in Section
2(a)(i).

         (d) "CHANGE OF CONTROL" shall have the meaning assigned to it in
Section 18(c)(ii).

         (e) "COMMITTEE ON JOINT PLANNING" shall have the meaning assigned to it in Section 5(b).

         (f) "CONFIDENTIAL INFORMATION" shall have the meaning assigned to it in
Section 17.

         (g) "CONTRACT YEAR" shall mean a calendar year (January 1-December 31), except that the first Contract Year shall commence on the date hereof and end on and include December 31, 2000.

         (h) "CURE" shall have the meaning assigned to it in Section 18(a)(iii).

         (i) "DESIGNATE" shall have the meaning assigned to it in Section 2(a)(ii)(C).

         (j) "ESSENTIAL INTEGRITY OF THE PRINCIPAL LICENSED MARK" shall mean the essential integrity of the Principal Licensed Mark that has been used by Licensor, including the essential "social mission" of Licensor, to market Products throughout the Territory, including the essential "social mission" of Licensor (certain objectives of which are set forth in the "Statement of Leading with Progressive Values Across our Business", attached as Exhibit A hereto) that is one of three parts of Licensor's corporate mission.

         (k) "INITIAL TERM" shall have the meaning assigned to it in Section 3.

         (l) "LICENSED MARK" shall mean the trademarks, logos, slogans and names owned by Licensor, including, without limitation, those listed in Schedule 10, including all registrations therefor for marks covering

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Products including, without limitation, those listed on Schedule 10 (but subject to limitations thereon, including disclosures on Schedule 10) and all variations or derivatives thereof, designs associated therewith, whether or not registered as trademarks, and such other names, symbols, initials or marks as may be added to the coverage of the License pursuant to the provisions of Sections 11 and 13, whether contained on Schedule 10, but, in every case, including only items pertaining to Licensor's conduct of the Business in the Territory.

         (m) "LICENSED TECHNOLOGY" shall mean the patents (if any), inventions, discoveries, trade secrets, improvements, formulae, practices, processes, methods, technology, know-how, including, without limitation, any of the foregoing in the process of development, and similar proprietary rights owned by Licensor, including, without limitation, those material items which will be listed on Schedule 10, which Licensee shall provide within 60 days after the date hereof, and such other technology as may be added to the coverage of the License by agreement of the parties, but, in every case, (i) including only items pertaining to Licensee's conduct of the Business in the Territory and (ii) excluding any of the foregoing that Licensee has independently developed and any of the foregoing that are in the public domain other than by a breach of this Agreement by Licensee.

         (n) "LICENSOR'S GROUP" shall have the meaning assigned to it in Section 15(a).

         (o) "LOSSES" shall have the meaning assigned to it in Section 15(a).

         (p) "MANUFACTURED PRODUCTS" shall have the meaning assigned to it in
Section 5(d).

         (q) "MATERIAL DEFAULT" shall have the meaning assigned to it in Section 18(a)(ii).

         (r) "MATERIAL LICENSED TECHNOLOGY" shall have the meaning assigned to it in Section 22(a).

         (s) "NET SALES" shall mean the gross invoiced amount for Products bearing the Licensed Mark shipped and invoiced by Licensee or any of its Affiliates to third party customers (including sales through Licensee-owned retail stores and to franchisees) less: (i) actual or accrued discounts; (ii) temporary price reductions, including off-invoice price reductions, trade expenses,

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                                                                               4

rebates and customer allowances; (iii) returns; (iv) freight charges paid by customers for delivery of such Products; (v) sales taxes, excise taxes and duties which are billed to customers and collected by Licensee or its Affiliates for submission to a taxing authority; and (vi) value added, excise or sales taxes incorporated into the sales price pursuant to governmental requirement (I.E., the net invoice price to customers). For the purposes of this Agreement, a sale shall not be deemed to have occurred when Products bearing the Licensed Mark are transferred or "sold" by Licensee or its permitted sublicensees to their respective Affiliates for resale, but only upon the resale by Licensee or any Affiliate to a third party. Licensee represents that this Section 1(s) is the definition of "Net Sales" used by Licensee in its business.

         (t) "PARTNER SHOP" shall have the meaning assigned to it in Section 7(e)(ii).

         (u) "PERCENTAGE ROYALTY" shall have the meaning assigned to it in
Section 6(a).

         (v) "PERSON" shall mean any individual, firm, corporation, partnership, limited liability company, trust, joint venture, governmental entity or other entity.

         (w) "PRINCIPAL LICENSED MARK" shall mean the "BEN & JERRY'S" trade name.

         (x) "PRODUCTS" shall mean ice cream, frozen yogurt, sorbet, novelties, flavored ice products and any frozen dessert (including low-fat frozen desserts) of similar type.

         (y) "REGION" shall mean each of Unilever's business regions, namely, each of Europe, North America, Africa, Central Asia and Middle East, Central and Eastern Europe, East Asia Pacific (including China) and Latin America.

         (z) "SOCIAL MISSION DEFAULT" shall have the meaning assigned to it in
Section 7(e)(x)(A).

         (aa) "SOCIAL MISSION MATERIAL DEFAULT" shall have the meaning assigned to it in Section 7(e)(x)(B).

         (bb) "SECTION 7 DEFAULT" shall have the meaning assigned to it in Section 7(e)(x)(B).

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         (cc) "SUPER PREMIUM PRODUCTS" shall mean the following Products (other than novelty Products and cake Products): (i) full-fat ice cream that (A) does not exceed 40% overrun, (B) is produced with a mix base that exceeds 14.0% butterfat, is sweetened only with sucrose, and uses only cream as a source of butterfat, and skim milk or condensed milk solids as a source of non-fat milk solids and (C) to the extent applicable, contains inclusions and/or variegates that displace more than 20% of the total, saleable volume in a product container; (ii) frozen yogurt that (A) does not exceed 40% overrun and (B) is produced with a mix base that is flavored with a minimum of 10% cultured yogurt, made only with cream and fluid milk or condensed milk solids, and is sweetened with only sucrose and/or corn sweeteners; (iii) low fat ice cream that (A) does not exceed 40% overrun, (B) is produced with a mix base made only with cream and fluid milk or condensed milk solids, and is sweetened with only sucrose and/or corn sweeteners and (C) to the extent applicable, contains inclusions and/or variegates that displace more than 20% of the total, saleable volume in a product container; and (iv) sorbet or frozen fruit desserts that (A) do not exceed 40% overrun, (B) in the case of frozen fruit desserts and sorbet, the total fruit content (by weight) of which exceeds 20% and (C) produced with a mix base that is sweetened with only sucrose and/or corn sweeteners.

         (dd) "SUPER PREMIUM STATUS" shall mean Super Premium Products that are sold at a recognized market price premium to premium products in the category.

         (ee) "TERRITORY" shall have the meaning assigned to it in the Preamble.

         (ff) "VALUES PARTNERSHIP COMMITTEE" shall have the meaning assigned to it in Section 7(b).

2.       GRANT OF LICENSE

         (a) (i) Subject to Section 9 and except as disclosed on Schedule 10, Licensor hereby grants to Licensee a license throughout the Territory to use both the Licensed Mark and the Licensed Technology in connection with the development, manufacture, marketing, promotion, distribution (wholesale and retail) and sale (including Licensee-owned and franchisee-owned retail store services in compliance with Section 7(e)(ii)) of Products having Super Premium Status under the Licensed Mark (collectively, the "BUSINESS").

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                  (ii) During the term of this Agreement, Licensor shall not, and shall not grant a license to any other Person to, develop, manufacture, market, distribute (wholesale and retail) or sell Products (including novelties) in the Territory (including for purposes of this Section 2(a)(ii) Canada and the Benelux countries), except (A) if Licensee is in Material Default, which Material Default has not been Cured within 60 days following receipt of written notice from Licensor that complies with the requirements of Section 18(a), (B) as to a particular Region, if Licensee is in Regional Default with respect to such Region, which Regional Default has not been Cured within 60 days following receipt of written notice from Licensor that complies with the requirements of
Section 18(d) or (C) as to any particular country, if Licensee has provided written notice to Licensor that Licensee does not intend to conduct the Business ("DESIGNATE") in such country or Region. The foregoing shall not apply to sales of Products having Super Premium Status bearing the Principal Licensed Mark (x) in Canada by Delicious Alternative Desserts, Ltd. or (y) in the Benelux countries by Sfeerbeheer B.V.

         (b) Licensee may use the Licensed Mark in connection with the Business throughout the Territory; PROVIDED, HOWEVER, that Licensee may only use the Licensed Mark together with Licensee's other trademarks with Licensor's written approval, which approval may be withheld in Licensor's sole discretion; PROVIDED, FURTHER, that Licensor's approval shall not unreasonably be withheld if the requirements of applicable law require such use.

         (c) (i) Licensee shall use commercially reasonable efforts to exploit fully the rights herein granted throughout the Territory and to sell under the Licensed Mark the maximum quantity in each Contract Year of Products having Super Premium Status therein, in each case in a manner consistent with Products having Super Premium Status, good business practice, with the standards hereinafter provided and with all appropriate long-term brand-building philosophy.

                  (ii) As provided in Section 5(c), the Committee on Joint Planning shall meet on a regular basis to develop collaboratively a plan for the phased geographic expansion of the Business in the Territory that will maximize the quantity in each Contract Year of Products having Super Premium Status sold under the Licensed Mark, consistent with good business practice, the Essential

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Integrity of the Principal Licensed Mark and with an appropriate long-term brand-building philosophy.

         (d) The License hereby granted includes the right of Licensee to use promotional items with the Licensed Mark (except as disclosed on Schedule 10) in the Territory that are given away or sold solely in an ancillary promotion to the marketing, promotion, distribution and sales of Products, including accessories, T-shirts and caps, to the extent they are approved by Licensor, which approval shall not unreasonably be withheld or delayed. Licensee agrees that all such promotional items shall be manufactured in accordance with fair labor standards, as such standards (to the extent such standards are applicable to international manufacture) are used from time to time by Licensor in the manufacture of its promotional items.

         (e) The License hereby granted includes the right of Licensee to use the Licensed Mark in connection with Products having Super Premium Status in all media and shall also include the right to use the Licensed Mark as part of, or as the name of, any division or business unit, but not as the name of a corporation or similar entity, which Licensee may organize for the purposes of manufacturing and distributing for sale Products bearing the Licensed Mark.

         (f) Licensor reserves all rights to the Licensed Mark and Licensed Technology except as specifically granted herein to Licensee. Without limiting the first sentence of this Section 2(f), Licensor reserves the right to use, and to grant to any other person the right to use, the Licensed Mark in the Territory on or in connection with goods and services other than Products (it being the intent of the parties, however, to avoid any confusion, mistake or deception in the marketplace as between Products sold by Licensee hereunder and other Products bearing the Licensed Mark), subject to Section 2(d). Licensor reserves the right to use, and to grant to any other person, a right to use, the Licensed Mark outside the Territory on or in connection with goods and services, including Products.

         (g) Licensee agrees to grant to Licensor for use only in connection with Products, on a non-exclusive basis, a license, which Licensor may not sublicense (except to its Affiliates), for the use outside the Territory of (i) names and formulae relating to new flavors of Products developed by Licensee bearing the Licensed Mark, (ii) enhancements to the Licensed

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Technology, other than those enhancements that (A) are derived in significant part from technology developed by Licensee in connection with Products of Licensee other than Products bearing the Licensed Mark or (B) have a primary application to Products of Licensee other than Products bearing the Licensed Mark and (iii) innovations in marketing and promotional techniques that are developed by Licensee (or jointly in collaboration with Licensor hereunder) in its conduct of the Business in the Territory. The license granted pursuant to this Section 2(g) shall be royalty free, non-exclusive and shall survive the termination or expiration of this Agreement. Use of information licensed to Licensor pursuant to this Section 2(g) by suppliers of Licensor in providing supplies and/or materials for use on Products shall not require a sublicense.

         (h) The parties agree that (i) the Licensed Technology may be used only in connection with Products bearing the Licensed Mark and (ii) Licensee and its Affiliates will not during the term of this Agreement manufacture, market, distribute or sell Products having Super Premium Status in any country in the Territory other than Products bearing the Licensed Mark, except that Licensee shall not in any way be restricted from further developing, manufacturing, marketing, distributing or selling Products having Super Premium Status that Licensee is currently developing, manufacturing, marketing, distributing or selling and any modifications (including any new flavor variations or any uses of such Products) thereof. The parties agree that this Section 2(h)(ii) shall be deemed not to be breached by reason of the acquisition by Licensee or any of its Affiliates of any business that, in the last full fiscal year prior to execution of the acquisition agreement derived less than 40% of its consolidated revenues from any of the development, manufacture, marketing, distribution (wholesale and retail) or sales of Products having Super Premium Status; PROVIDED, HOWEVER, that Licensee or its Affiliate, as applicable, will sell or close such business within 18 months of being requested to do so by Licensor. The parties further agree that Licensee will not engage in any activity that would otherwise be prohibited by clause (ii) of this Section 2(h) for (x) one year after the expiration of this Agreement pursuant to notice given in accordance with Section 3 and (y) three years following termination of this Agreement, in its entirety, pursuant to Section 18(a) by reason of Licensee's Material Default.

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3.       TERM.

         This Agreement shall commence on the date hereof and end on and include December 31, 2010 (the "INITIAL TERM"). Thereafter, this Agreement shall be extended automatically for successive terms, each of which shall be for a five-year period, unless Licensee shall give notice of termination not less than one year prior to the end of the Initial Term or any successive term, as the case may be.

4.       STANDARD OF QUALITY.

         (a) Licensee shall ensure that Products bearing the Licensed Mark and their manufacture, distribution and packaging shall be of a high standard and of such style, appearance and quality as shall be suited to the protection of the good will pertaining thereto, and shall conform to Licensor's manufacturing and packaging standards as set forth on Exhibit B hereto (which shall be provided within 60 days of the date hereof). All such Products shall be manufactured, sold, labeled, packaged, distributed and marketed in accordance, in all material respects, with all applicable laws concerning Products in the Territory.

         (b) Licensee specifically acknowledges that the product development process is a collaborative process and that it will actively and timely seek to obtain Licensor's creative input, including input relating to the social mission requirements contained in Section 7, with respect to the styles, designs, containers, packaging contents and quality of all Licensee's Products bearing the Licensed Mark and creative marketing. Before selling or distributing any such Product, Licensee shall deliver to Licensor for its approval two samples of each such Product together with its containers, labels and packaging as well as proposed marketing materials, which approval shall not unreasonably be withheld or delayed. The foregoing approval process shall also apply to changes in the formula for any Product with respect to a given country. Licensee shall bear the cost of any and all such changes.

         (c) Licensor and its authorized representatives shall have the right, during normal business hours and upon reasonable prior notice, for the duration of the Agreement, (i) to inspect all facilities utilized by Licensee in connection with its manufacture of Products pursuant hereto and to examine Products in process of manufacture, and (ii) to gain reasonable access to the

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records of Licensee relating to quality control, in each case so long as
Licensor does not unreasonably disrupt the normal operations of Licensee. Licensee and its Affiliates shall maintain, at their respective main offices, books and records regarding customers, permitted co-packers and sublicensees, product complaints and claims and all other particulars necessary for verifying compliance with the terms of this Agreement. Licensee and its Affiliates shall make such books and records available to Licensor and its designated representatives, from time to time, during normal business hours and upon reasonable prior notice. Such records shall be maintained by Licensee and its Affiliates for a period of 24 months after expiration or termination of this Agreement; PROVIDED, HOWEVER, that such books and records need not be retained longer than four years following the end of the year to which such books and records relate. Licensor shall be entitled to make copies, at its expense, of any such records.

         (d) Sections 4(a) and 4(c), the first sentence of each of Section 4(e)(i) and 7(e)(i), and the first sentence of Section 7(e)(iv) and Exhibit B shall apply equally to any co-packer (or manufacturing sublicensee). Licensee shall use commercially reasonable efforts to cause any co-packer or (manufacturing sublicensee) to give reasonable notice of any recall, retrieval or withdrawal of which it becomes aware and to cease and desist from the continued manufacture or labeling of Products in violation of the standards contained in Exhibit B. Licensee shall not use any co-packer (or manufacturing sublicensee) without the prior written consent of Licensor, which consent shall not unreasonably be withheld or delayed. In requesting such consent, Licensee shall concurrently furnish to Licensor an agreement (in English) with such co-packer (or manufacturing sublicensee) reasonably satisfactory to Licensor with respect to the applicable requirements contained in this Section 4(d).

         (e) (i) Licensee shall, upon written notice to Licensor in accordance with notification procedures to be mutually agreed upon by the parties, recall, retrieve or withdraw Licensee's Products bearing the Licensed Mark in the Territory if required or requested to do so by any governmental agency. In the event of a recall, retrieval or withdrawal Licensee agrees to spend such monies as Licensee and Licensor mutually and reasonably deem necessary in advertising and promotional activities to protect the goodwill associated with the Licensed Mark.

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                  (ii) If, in the absence of a government request or requirement of a recall, retrieval or withdrawal, Licensor or Licensee reasonably believes that a recall, retrieval or withdrawal of Licensee's Products bearing the Licensed Mark in the Territory is necessary to protect the Essential Integrity of the Principal Licensed Mark, Licensee and Licensor shall work together to determine in good faith whether Licensee should, at its own expense, recall, retrieve or withdraw such Products from any applicable market in the Territory; PROVIDED, HOWEVER, that in the event that Products bearing the Licensed Mark are not manufactured in compliance with the standards set forth in Exhibit B or are otherwise manufactured or labeled in violation of this Agreement and such manufacturing or labeling of the Products does not have a material effect on the Principal Licensed Mark or on the Essential Integrity of the Principal Licensed Mark, then Licensee shall not be obligated to recall, retrieve or withdraw Licensee's Products bearing the Licensed Mark but shall only be obligated to cease and desist from the continued manufacturing or labeling of such non-compliant Products.

                  (iii) In the event a party becomes aware of any recall, retrieval or withdrawal, or request for a recall, retrieval or withdrawal, by any governmental body or regulatory authority, of Products bearing the Licensed Mark, such party shall give telephonic notice (to be confirmed in writing) to the other party within 48 hours of becoming aware of the occurrence of such event. Additionally, in the event of any significant accident involving the manufacture, distribution or sale of Products bearing the Licensed Mark, each party shall provide the other party with notice as set in the preceding sentence.

                  (iv) Sections 4(e)(i) and 4(e)(ii) shall survive termination or expiration of this Agreement.

5.       BUSINESS OPERATION.

         (a) Licensor shall provide, without additional charge, to Licensee all Licensed Technology owned by Licensor and its Affiliates for use under this Agreement that relates to the Business. Licensor further agrees to make available for consulting to Licensee such employees of Licensor or its Affiliates as Licensee may reasonably request in connection with the foregoing provision of information.

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         (b) Licensee agrees regularly to consult with Licensor concerning
Licensee's business plans, and the implementation thereof, for Products having Super Premium Status in the Territory bearing the Licensed Mark, it being agreed that there should be joint cooperation and consultation in order for Licensee to consider Licensor's creative input. Licensee shall present to Licensor a draft of its Annual Marketing Plan with respect to Products bearing the Licensed Mark once a year for Licensor's qualitative review and creative input prior to the implementation of such Annual Marketing Plan.

         (c) Licensee and Licensor agree to establish an advisory committee (the "COMMITTEE FOR JOINT PLANNING") composed of two representatives designated from time to time by Licensor and two representatives designated from time to time by Licensee in order to facilitate the cooperation and consultation referred to in
Section 5(b). Among other matters, the Committee for Joint Planning shall also be responsible for establishing a plan for the phased geographic expansion of the Business in the Territory, as contemplated by Section 2(c), and shall oversee the consultation and cooperation required under Sections 5 and 8. The Committee for Joint Planning shall meet at least once each calendar quarter at such times and places as it may designate.

         (d) Subject to Licensor's capacity to manufacture the quantities reasonably requested by Licensee within the requested time periods, Licensor agrees to sell to Licensee quantities of Products bearing the Licensed Mark ("MANUFACTURED PRODUCTS") necessary to meet Licensee's demand in any country in the Territory to the extent that at such time Licensee is not engaged in the Business in such country at a level sufficient to manufacture such Products on commercially reasonable terms. To the extent that Licensor is supplying quantities of Products to Licensee pursuant to the preceding sentence, Licensee's obligations with respect to manufacturing standards contained herein, including, without limitation, the manufacturing standards in Section 4(a) and Exhibit B, shall have been assumed to have been met. Licensee shall purchase such Manufactured Products from Licensor at Licensor's ex-factory cost plus 8%, F.O.B. Licensor's plant, and such purchases shall be subject to Licensor's standard terms and conditions for sales to distributors and subject to a mutually satisfactory co-packing agreement.

         (e) Notwithstanding any other provision of this Agreement, Licensee shall reimburse Licensor for out-of-

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                                                                              13

pocket expenses and a pro rata (based on actual service time) portion of applicable salaries (including benefits), in each case without mark-up, in connection with all consulting, assistance and other services provided by Licensor under this Agreement within 30 days of receipt of an invoice from Licensor; PROVIDED, HOWEVER, that such expenses are approved in writing in advance by Licensee and Licensor and, if applicable, its Affiliates, provide supporting documentation reasonably satisfactory to Licensee. The foregoing shall not require any reimbursement in connection with (i) the participation by any Person on the Committee for Joint Planning or the Values Partnership Committee or (ii) the exercise by Licensor of its rights under Section 4(c), other than in the case of an inspection or audit by Licensor that uncovers or confirms a material breach of quality control standards in a production run or a material breach of this Agreement by Licensee and in such case Licensee shall reimburse Licensor pursuant to the first sentence of this Section 5(e).

         (f) Licensee shall have no obligation to conduct the Business hereunder in any country in the Territory where the Principal Licensed Mark or Material Licensed Technology infringes or interferes with the rights of third parties; PROVIDED, HOWEVER, that Licensee shall cooperate with Licensor to conduct the Business in the Territory so as not to cause such infringement or interference.







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6.       PAYMENT OF ROYALTY.

         (a) (i) In consideration of the license granted hereunder, Licensee shall pay to Licensor a royalty (the "PERCENTAGE ROYALTY") computed at the rate of 5% of Net Sales of Products sold under the Licensed Mark (subject to Section 7(e)(ix)) and 5% of Net Sales of promotional items sold (including sales at retail where applicable) in accordance with Section 2(d)(subject to Section 7(e)(ix)) and 5% of all up-front franchise fees collected by Licensee from its subfranchisees.

                  (ii) Licensee shall receive a credit against amounts payable as the Percentage Royalty for each quarter in an amount equal to 8% of the amount paid by Licensee to Licensor for Manufactured Products purchased by Licensee from Licensor during such quarter. For purposes of determining whether sales of Products bearing the Licensed Mark are sales of Manufactured Products, the parties agree that Manufactured Products shall be deemed to be the last Products bearing the Licensed Mark put into Licensee's inventory and shall be deemed to be the first Products bearing the Licensed Mark sold by Licensee to third parties.

         (b) All payments of the Percentage Royalty by Licensee shall be made to Licensor in New York, New York or such other country and city as Licensor shall reasonably designate from time to time; PROVIDED, HOWEVER, that such designation must be in accordance with applicable law. The Percentage Royalty shall be paid in U.S. Dollars. Where sales of Products bearing the Licensed Mark are made in a currency other than U.S. Dollars, the Percentage Royalty and other amounts shall be computed on the basis of the conversion rate used by Licensee in its regular internal accounting mechanisms.

         (c) Licensee shall pay any withholding taxes that any governmental authority may impose with respect to the payment of the Percentage Royalty. The amount of such taxes shall be appropriately deducted from the amount of Percentage Royalty otherwise payable to Licensor. Licensee shall furnish Licensor with a copy of an official receipt promptly after each payment of such taxes. Licensor may request Licensee not to withhold any specified tax; PROVIDED, HOWEVER, that (i) such request is reasonable and (ii) in any such case, Licensor shall indemnify Licensee for all resulting liability attributable to Licensor's request not to withhold.

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                                                                              15

         (d) The Percentage Royalty payments hereunder shall be accounted for and paid within 45 days following the close of each calendar quarter and, subject to Section 6(a)(ii), shall be computed on the basis of Net Sales during such quarter. The Percentage Royalty payable for each such quarter shall be computed on the basis of Net Sales made for the Contract Year through the end of such quarter with a credit for the Percentage Royalty previously paid for such Contract Year. Licensee shall deliver to Licensor at the time each payment of the Percentage Royalty is due a written statement, indicating by year-to-date, the amount of Net Sales. Such statement shall show the total amount of gross sales of all Products bearing the Licensed Mark shipped during the period covered by such payment, the Percentage Royalty and the amount of discounts and credits to arrive at Net Sales. In the event that Licensee has not made its required payments under this Section 6 within the specified time periods, Licensee shall pay interest on such past due amounts at the 30-day London Interbank Offered Rate plus 5%; PROVIDED, HOWEVER, that the foregoing shall not apply to any amounts withheld by Licensee as a result of a good faith dispute regarding the amount owed to Licensor.

         (e) Licensee shall furnish to Licensor, not later than 60 days following the close of each Contract Year (or portion thereof in the event of prior termination in accordance with this Agreement), a statement containing the information required to be contained in the quarterly statements referred to in
Section 6(d), as well as a computation of the Percentage Royalty earned by Licensor. Licensor shall be permitted, for a period of two years after the receipt of each such annual accounting statement, to object to such statement in writing, describing such objections with specificity. If no such written objection is made, the said annual statement shall be binding on both parties. If Licensor timely objects in writing, the dispute shall be resolved in accordance with the provisions of Section 27. This Section 6(e) shall survive the termination or expiration of this Agreement.

         (f) Licensee shall keep records adequate for verification of all statements and payments made to Licensor hereunder. A certified public accountant or other representative of Licensor's selection shall have access upon reasonable notice and at reasonable business hours to those records to the extent necessary to certify the statements and payments. Such accountant or representative shall have the right to audit such records for two years after the Contract Year to which they relate. Licensor shall bear the cost of such audit unless such audit discloses a variance of more than 10% from the amount due, in which event, Licensee shall bear the full cost of such audit. All such books of account, records and documents shall be kept available by Licensee for Licensor's inspection for at least three years after the Contract Year to which they relate. This Section 6(f) shall survive the termination or expiration of this Agreement.

         (g) Licensee acknowledges that Licensor may have certain existing royalty obligations to third parties relating to the Licensed Mark. Accordingly, Licensee agrees to provide Licensor, upon Licensor's request and within a time-period reasonably requested by Licensor, any and all information required by Licensor in order to calculate such royalty payments (as set forth in Exhibit C, which shall be provided within 60 days following the date hereof). With respect to any third-party royalty obligations on the part of Licensor arising after the date hereof, Licensor agrees to provide promptly after Licensor agrees to such third-party royalty obligations Licensee with written notice of the information Licensor may reasonably require to make any such third-party royalty payments. This Section 6(g) shall survive the termination or expiration of this Agreement.

         (h) If Licensee has either underpaid or overpaid Licensor amounts payable as the Percentage Royalty under this Agreement, in the former case, Licensee shall within 10 days of the discovery of such discrepancy pay to Licensor the amount of such underpayment, and, in the later case, Licensor shall within 10 days of the discovery of such discrepancy pay to Licensee the amount of such overpayment, together, in each case, with interest on the amount of the underpayment or overpayment, as applicable, at a rate equal to the yield-to-maturity of U.S. treasury securities as published in the Wall Street Journal with a maturity that most closely equals the period of time beginning on the date of such underpayment or overpayment, as applicable, and ending on the date such amount is paid to Licensor or Licensee pursuant to this Section 6(h), as applicable.

7.       SOCIAL MISSION.

         (a) Licensee agrees that the following will apply to its conduct of the Business in the Territory. Products bearing the Licensed Mark shall be developed, introduced, promoted and marketed by Licensee in a manner so as to further the Essential Integrity of the Principal Licensed Mark, as such Essential Integrity of the Principal Licensed Mark is now embodied in the business conducted by Licensor in the United States (and certain countries outside the United States), and as it may evolve hereafter in a manner consistent with its current embodiment. Accordingly, Licensee shall integrate sufficient aspects of Licensor's social mission into its conduct of the Business in the Territory to preserve the Essential Integrity of the Principal Licensed Mark in the Territory as it may evolve, as noted above.

         (b) The parties further agree to establish a committee (the "VALUES PARTNERSHIP COMMITTEE") composed of (i) senior executives and members of the board of directors of Licensor and (ii) senior executives of Licensee engaged in its U.S. and its international ice cream businesses. Licensor and Licensee shall each from time to time designate an equal number of representatives to the Values Partnership Committee. The Values Partnership Committee shall meet three times a year, or such other number of times a year as the Values Partnership Committee shall determine, at such time and place as may be designated by the Values Partnership Committee. The Values Partnership Committee shall, in addition to any other responsibilities conferred on it by any other provision of this Agreement, (i) find new opportunities to develop and preserve the Essential Integrity of the Principal Licensed Mark, (ii) monitor and oversee the performance by Licensee of its obligations in this Section 7 in its conduct of the Business in the Territory and (iii) monitor and oversee Licensor's provision of assistance to Licensee in an effort to introduce from time to time other applications of Licensor's social mission to Licensee's conduct of the Business in the Territory.

         (c) The parties acknowledge that, to the extent appropriate for particular customs and market conditions, the promotion and marketing of Products bearing the Licensed Mark will need to be adjusted for particular countries in which Licensee will sell Products, but shall not be adjusted in a way that, as a whole in any country, would compromise the Essential Integrity of the Principal Licensed Mark. Accordingly, and without limiting any other provision of this Agreement, Section 2(d) provides Licensor with an approval right with respect to promotional items and Section 8(c) provides Licensor with an approval right before Licensee may launch Products in any country.

         (d) The parties agree that the performance by Licensee of its obligations in this Section 7 is a material and fundamental element of this Agreement and is essential to preserve the Essential Integrity of the Principal Licensed Mark.

         (e) In connection with Licensee's commitment to preserve the Essential Integrity of the Principal Licensed Mark, set forth below in clauses (i) through
(vi), as supplemented by clauses (vii) and (viii), are certain elements of Licensor's social mission that Licensee has specifically agreed to implement during the term of this Agreement in its conduct of the Business in the Territory.

                  (i) With respect to certain raw materials used in the manufacture of Products bearing the Licensed Mark (E.G., vanilla, coffee and cocoa), Licensee agrees to purchase and use "fair trade" products, to the extent available at commercially reasonable prices, when Licensee commences production at each production facility in the Territory of Products bearing the Licensed Mark. The determination as to whether a product purchased and used by Licensee is a "fair trade" product shall be made by reference to lists certified by The Max Havelaar Foundation, any member of the Fairtrade Labeling Organizations International or any other "fair trade" federation of similar reputable standing selected by Licensor, subject to the reasonable approval of Licensee. As supplies of other "fair trade" raw materials used in the manufacture of Products bearing the Licensed Mark become available for purchase in appropriate quantities and at commercially reasonable prices, Licensee agrees to expand its purchase of "fair trade" products to include such additional raw materials. The obligations contained in this Section 7(e)(i) shall be applied on a country-by-country basis. The parties acknowledge that commercially reasonable prices with respect to "fair trade" products in general may be somewhat higher, but not significantly higher, than the price of non-"fair trade" products.

                  (ii) In connection with the development of a plan for Licensee's phased geographic expansion of the Business pursuant to Section 2(c), Licensor and Licensee shall jointly determine in which countries it is commercially feasible for Licensee to franchise or operate scoop shops. Once Licensee has established an economically successful scoop shop in a country, it shall cooperate with Licensor to find an appropriate partner in order to establish Licensee's next scoop shop in such country as a Partner Shop; PROVIDED, HOWEVER, that if Licensee opens several scoop shops in one wave in such country (I.E., it opens several scoop shops contemporaneously in such country), Licensee shall cooperate with Licensor to find a partner to open a Partner Shop in the second wave of scoop shops in such country. After the opening of the first Partner Shop in a country, Licensee shall open up at least one new Partner Shop during each successive Contract Year in such country with the objective of having Partner Shops constitute at least 20% of the scoops shops in such country. "PARTNER SHOP" shall mean a franchised scoop shop that is awarded to a not-for-profit organization that serves as an employment resource, and potentially a source of revenue, for the not-for-profit organization, and that is exempted from payment of the normal up-front franchise fee, and such term shall be modified from time to time to reflect modifications made by Licensor in its practice of franchising scoop shops to not-for-profit organizations in the United States, PROVIDED that such modifications are reasonable, in terms of commercial feasibility, for Licensee to adopt in countries outside the United States. It being understood that the parties shall within 12 months of the date hereof negotiate a master franchising agreement.

                  (iii) Commencing as of the date hereof, Licensee agrees to explore in good faith, and in cooperation with Licensor, and both parties agree to commit sufficient resources to, the development of a commercially feasible organic line of Products bearing the Licensed Mark for sale in the Territory. Once Licensee has successfully developed an organic line of Products bearing the Licensed Mark to the mutual satisfaction of the parties, Licensee shall make a commercially meaningful introduction within 12 months of such organic Products bearing the Licensed Mark in the Territory.

                  (iv) Licensee agrees to use unbleached paper in the packaging for Products bearing the Licensed Mark to the extent available at commercially reasonable prices. To the extent unbleached paper is not so available, Licensee shall use commercially reasonable efforts to encourage suppliers to make unbleached paper available at commercially reasonable prices. The parties acknowledge that commercially reasonable prices with respect to unbleached paper in general may be somewhat higher, but not significantly higher, than the prices of bleached paper. Licensee agrees to continue the efforts of Licensor to make packaging for Products bearing the

Licensed Mark in the Territory more environmentally friendly. The foregoing obligation shall be applied on a country-by-country basis.

                  (v) By the end of the first year of production at any production facility in the Territory operated by Licensees (or its permitted co-packers or manufacturing sublicensee), Licensee agrees, if commercially feasible, to purchase a portion of the raw materials or other ingredients used by it in Products bearing the Licensed Mark in such production facility produced from suppliers owned by persons which constitute not-for-profit entities (understanding that commercial feasibility may require some managerial and other assistance, including financial assistance, from Licensee to establish such supplier as a reasonably suitable vendor to Licensee). It is understood by the parties that use by Licensor of Greyston Bakery as a supplier in the United States is an illustration of such practice. While the foregoing is primarily an obligation of Licensee, Licensor shall work together with Licensee to identify qualified suppliers under this clause (v). Licensee shall increase, to the extent that it is commercially feasible, the amount of raw materials or other ingredients purchased by Licensee (or its permitted co-packers or manufacturing sublicensees) for use in Products bearing the Licensed Mark from such suppliers each year. The parties acknowledge (A) that in determining commercially feasibility with respect to increasing the amount of raw materials and other ingredients purchased pursuant to this Section 7(e)(v), Licensee may consider its dependence on each such supplier as well as the ability of each such supplier to provide the raw materials and other ingredients on a dependable basis and (B) that the prices of raw materials or other ingredients from such suppliers may be somewhat higher, but not significantly higher, than the prices from suppliers not owned by not-for-profit entities. The foregoing obligation shall be applied on a country-by-country basis.

                  (vi) By the end of the first year of production of Products bearing the Licensed Mark at any production facility in the Territory operated by Licensee (or its permitted co-packers or manufacturing sublicensees), Licensee agrees, if commercially feasible, to purchase a portion of the raw materials or other ingredients used by it in Products bearing the Licensed Mark produced in such production facility from suppliers owned by persons which constitute economically disadvantaged groups (understanding that commercial feasibility may require some managerial and other assistance, including financial assistance, from Licensee to establish such supplier reasonably satisfactory to Licensee). While the foregoing is primarily an obligation of Licensee, Licensor shall work together with Licensee to identify qualified suppliers under this clause (vi). Licensee shall increase, to the extent commercially feasible, the amount of raw materials or other ingredients purchased by Licensee (or its permitted co-packers or manufacturing sublicensees) for use in Products bearing Licensed Mark from such suppliers each year. The parties acknowledge (A) that in determining commercial feasibility with respect to increasing the amount of raw materials and other ingredients purchased pursuant to this Section 7(e)(vi), Licensee may consider its dependence on each such supplier as well as the ability of each such supplier to provide the raw materials and other ingredients on a dependable basis and (B) that the prices of raw materials or other ingredients from such suppliers may be somewhat higher, but not significantly higher, than the prices from suppliers not owned by economically disadvantaged groups. The foregoing obligation shall be applied on a country-by-country basis.

                  (vii) Licensee shall provide Licensor within 45 days following the close of each calendar quarter (and 60 days following the close of each calendar year) with a report detailing Licensee's performance of its obligations under this Section 7 in its conduct of the Business in the Territory. In the case of quarterly reports, such reports shall be summary reports and, if applicable, comply substantially with the level of detail provided in and the form of analogous quarterly reports produced by Licensor as of the date hereof. In the case of annual reports, such reports shall be formatted in substantially the same form as the "Social Performance Reports" as it appears in Licensor's 1998 Annual Report.

                  (viii) Ben Cohen and Jerry Greenfield, individually, shall have the right (but not the obligation) to participate, in a manner mutually satisfactory to Licensor and Licensee (including by way of public appearances), in Licensee's roll-out of Products bearing the Licensed Mark in each country in the Territory. It is understood that, wherever this Agreement calls for Licensor to provide consultation, services, promotional activities or assistance, such requirement does not include consultation, services or assistance from Ben Cohen or Jerry Greenfield, except at the option of each of them. To the extent they are not as designees of Licensor on any committee, they shall be entitled to such compensation/reimbursement as shall be agreed between Licensor and Licensee.

                  (ix) (A) If Licensor notifies Licensee in writing with reasonable specificity that Licensee has materially breached any of its obligations under Sections 7(e)(i) through (e)(vi) with respect to a country (a "SOCIAL MISSION DEFAULT"), Licensee shall endeavor to Cure the Social Mission Default. Subject to Section 7(e)(ix)(C), if after 90 days from the date of receipt of such notice Licensee has not Cured the Social Mission Default, the Percentage Royalty with respect to the Region which includes the country in which such Social Mission Default occurred shall be increased to 8% as provided in Section 7(e)(ix)(C).

                  (B) Subject to Section 7(e)(ix)(C), in the event that a breach of this Section 7 constitutes a Material Default (a "SOCIAL MISSION MATERIAL DEFAULT" and, together with a Social Mission Default, a "SECTION 7 DEFAULT"), Licensee shall have one year after receipt by Licensee of written notice from Licensor specifying the breach in reasonable detail to Cure such Social Mission Material Default, and the Percentage Royalty shall be increased to 8% and such increased rate shall continue to be in effect for so long as such Social Mission Material Default is continuing and is not Cured.

                  (C) Upon receipt of a notice pursuant to this Section 7(e)(ix), Licensee may within 20 days refer the determination of a Section 7 Default to an arbitrator in accordance with Section 27(b) of this Agreement. In the event that arbitrator determines that the Section 7 Default is the result of Licensee's actions, or inaction, the Percentage Royalty shall be increased to 8% effective as of the date of the Section 7 Default and such increased rate shall continue to be in effect for so long as such Section 7 Default is continuing and is not Cured. If the arbitrator determines that the Section 7 Default is not the result of Licensee's actions, or inaction, no Section 7 Default shall be deemed to have occurred.

8.       LAUNCH.

         (a) Licensor acknowledges that the preparation to commence sales of Products bearing the Principal Licensed Mark in any country where Licensor is not currently manufacturing, marketing, distributing or selling such Products is a time-consuming process. Accordingly, Licensee agrees to use commercially reasonable efforts to commence sales of Products bearing the Principal Licensed

Mark in the Territory in conformity with the schedule to be agreed upon by the Committee on Joint Planning.

         (b) Licensor agrees to provide Licensee with a reasonable level of technical and other assistance to enable Licensee to commence sales of Products bearing the Principal Licensed Mark in any country in the Territory as may be determined by the parties in accordance with Section 5(c).

         (c) Licensor shall have the right to assist in the development of and monitor the progress and implementation of Licensee's plans to commence sales of Products bearing the Principal Licensed Mark in any country, and Licensee shall seek Licensor's approval, which approval shall not be unreasonably withheld or delayed (so long as Licensor cannot grant another license with respect to a particular country in accordance with Section 2 or Section 18 or Licensee is not in Social Mission Material Default, which Social Mission Material Default is not Cured within 60 days following receipt of written notice from Licensor that complies with the requirements of Section 18(a) in which event such approval may be withheld in Licensor's sole discretion), prior to launching in any country in the Territory. For purposes of the foregoing, Licensor reasonably may withhold its approval under this Section 8(c) of Licensee's launch in any country deemed by both Amnesty International and Freedom House to be engaged in significant human rights abuses at such time.

9.       STATUS OF LICENSE IN CERTAIN COUNTRIES.

         (a) UK. Licensee or one of its Affiliates agree to acquire, and Licensor agrees to sell, at net book value (without assigning any value to goodwill or transferable tax losses, if any) Licensor's assets and related trade liabilities incurred in the ordinary course of business related to the conduct of the Business in the United Kingdom pursuant to an asset purchase agreement to be mutually agreed upon by the parties hereto. Thereafter, Licensor shall supply Products to Licensee for Licensee's conduct of the Business in the United Kingdom in accordance with Section 5(d).

         (b) FRANCE. Licensee or one of its Affiliates agrees to acquire, and Licensor agrees to sell, at net book value (without assigning any value to goodwill or transferable tax losses, if any) Licensor's assets and related trade liabilities incurred in the ordinary course of business related to the conduct of the Business in the

France pursuant to an asset purchase agreement to be mutually agreed upon by the parties hereto. Thereafter, Licensor shall supply Products to Licensee for Licensee's conduct of the Business in the France in accordance with Section 5(d).

         (c) BENELUX. Licensor shall, at Licensee's request, assign to Licensee all Licensor's rights under any and all licenses with respect to the Netherlands, Luxembourg and Belgium.

         (d) ISRAEL. Licensor shall use commercially reasonable efforts to obtain (at Licensor's expense) for Licensee the right to conduct all facets of the Business in Israel.

         (e) CANADA. The parties acknowledge that Licensor has granted previously a license for Canada to a third party and that Licensee will not be able to conduct the Business in Canada on an exclusive basis until such license expires or is terminated.

10.      REPRESENTATIONS AND WARRANTIES.

         (a) Licensor represents and warrants that it has full right, power and authority to enter into this Agreement and to grant the rights, licenses and privileges hereby granted by Licensor to Licensee in Section 2, including acting as licensee of any Licensed Mark listed in Schedule 10, and that no consent of any third party is required or that Licensor has obtained all consents which may be required to permit Licensor to execute this Agreement and to perform its obligations hereunder, or to permit Licensee to exercise fully the rights granted hereunder. Licensor further represents and warrants that (i) it is the owner, or licensee, of all right, title and interest in and to the Licensed Mark and the Licensed Technology for use in connection with Products and (ii) it, or owners of trademarks licensed to Licensee, have in the Territory obtained registrations for the Licensed Mark that are valid, subsisting and in full force and effect in the jurisdictions, as listed in Schedule 10; and it, or owners of trademarks licensed to Licensees, are owners of and have filed trademark applications for the Licensed Mark in the jurisdictions, as listed in Schedule
10. Licensor further represents and warrants that the Principal Licensed Mark is in use or that Licensor otherwise has valid rights in the Licensed Mark in the jurisdictions listed in Schedule 10 (the "EXISTING COUNTRIES"), and together with the other intellectual property owned by or licensed to Licensee, constitutes all of the intellectual property necessary to conduct the Business in the Existing Countries. Licensor represents, to the best of its knowledge, that Licensee's use of the Principal Licensed Mark and Material Licensed Technology in the Existing Countries will not infringe on or interfere with the rights of third parties. With respect to the jurisdictions which are not identified as the Existing Countries in Schedule 10, Licensor represents and warrants that it has made no inquiry but it has no actual knowledge or basis to believe Licensee's use of the Licensed Mark will infringe on or interfere with the rights of third parties. Except as listed in Schedule 10, Licensor is not aware of any infringements of the Licensed Mark or Licensed Technology, and Licensor has no knowledge of any pending conflicts.

         (b) Licensee represents and warrants that it has full power, right and authority to enter into this Agreement and to perform all its obligations hereunder.

         (c) Licensor further represents and warrants that it has not, and covenants that it shall not, except as permitted by this Agreement, (i) grant to any person, any right to use the Licensed Mark in the Territory for any Products or retail store services related to Products, nor shall the Licensed Mark be so used by Licensor, or (ii) design, develop, manufacture, market, distribute or sell any Products in the Territory or assist anyone else to become so engaged.

         (d) Licensor shall cause members of Licensor's or its Affiliates' management team to be available to Licensee and its sublicensees at mutually agreeable times and places for the purpose of consultation and promotional activity.

         (e) All representations and warranties contained in this Section 10 are qualified by reference to Schedule 10.

11.      OWNERSHIP OF TRADEMARKS.

         (a) Licensee acknowledges that Licensor (or its third-party Licensor), and not Licensee, is the owner of all right, title and interest in and to the Licensed Mark in the Territory under this Agreement and is also the owner of the good will attached, or which shall become attached, to the Licensed Mark. Licensee shall not, at any time, do any act or thing which will materially impair the rights of Licensor (or its third-party licensor) in and to the Licensed Mark or any registrations thereof or which will materially depreciate the value of the Licensed Mark.

         (b) Licensee shall cause to appear on all Products and on all materials on or in connection with which the Licensed Mark is used, such legends, markings and notices as may reasonably be necessary in order to give appropriate notice of any trademark, trade name or other rights therein or pertaining thereto, as instructed by Licensor, and Licensor shall hold Licensee harmless in any action arising from such legend, markings or notices.

12.      REGISTRATION OF TRADEMARKS.

         (a) Licensor shall file an application to register, or, if applicable, shall, where appropriate under the relevant third-party license, request that the relevant third-party licensor file an application to register and maintain, at its own cost but subject to Section 12(c), the Licensed Mark covering Products in the countries of Licensor's choice or in such other countries as Licensee may reasonably request. Upon receipt of Licensee's request, Licensor shall file and prosecute, or, if applicable, where appropriate under the relevant third-party license request that the relevant third-party licensor file and prosecute, one or more applications for registration of the Licensed Mark in the name of Licensor or such other name as Licensor, or, where appropriate under the relevant third-party license, in the name of its third-party licensor, if applicable, may determine, and Licensor shall maintain, or, if applicable, where appropriate under the relevant third-party license shall request that the relevant third-party licensor maintain, such registrations for the term of this Agreement. In a case where, due to local regulations and, in particular, restrictions regarding sublicenses or "registered users" status, the registration may not be owned by Licensor, the registration shall be completed in the name of Licensee or one of its Affiliates. Licensee expressly agrees that, in the case of registration in the name of Licensee or its Affiliate for the aforementioned reason, Licensee shall thereby not acquire proprietary rights in respect to the Licensed Mark. Upon termination of this Agreement, Licensee shall be deemed automatically to have assigned, transferred and conveyed to Licensor for itself, and, if appropriate, for relevant third-party licensors of Licensor, any and all trademarks, rights, equities, good will and all other rights associated therewith which may have been obtained by Licensee or which may have vested in Licensee as a result of Licensee's actions under this Agreement, and Licensee shall execute, and hereby irrevocably appoints Licensor its attorney-in-fact to execute, if Licensee refuses to do so, any instruments requested by Licensor, or, if applicable, by the relevant third-party licensor, to accomplish or confirm the foregoing. Any such assignment, transfer or conveyance shall be without consideration other than the mutual covenants and consideration of this Agreement.

         (b) Licensee shall cooperate with Licensor, or its third-party licensor, as applicable, reasonably and in good faith in connection with the filing and prosecution by Licensor, or the relevant third-party licensor, as applicable, of any such applications, and the maintenance and renewal of any registration for the Licensed Mark, and will supply Licensor, or the relevant third-party licensor, as applicable, with such samples of products, packaging and marketing materials bearing the Licensed Mark and such evidence of other uses of the Licensed Mark, as may reasonably be requested by Licensor or its relevant third-party licensor, as applicable, in connection with trademark and service mark applications or registrations. Licensee shall provide Licensor with 60 days' prior written notice of its plans to begin conducting the Business in any country in the Territory where no previous registration or application for registration of the Licensed Mark has been obtained. Licensee shall execute all documents which Licensor, or the relevant third-party licensor, as applicable, may reasonably request in order to obtain or maintain a registration or to establish or to maintain Licensor's or the relevant third-party licensor's, as applicable, ownership of or rights in and to the Licensed Mark. The first sentence of this Section 12(b) with respect to the cooperation of Licensee shall survive the termination or expiration of this Agreement.

         (c) Licensee shall reimburse Licensor for all filing, registration and renewal fees, including reasonable attorneys' fees, for registrations and renewals requested by Licensee of the Licensed Mark other than the Principal Licensed Mark.

13.      NEW INTELLECTUAL PROPERTY.

         (a) In the event that Licensor or its Affiliates should adopt additional or new trademarks or trade names directly in its own name, or indirectly through other business interests including, without limitation, by license from a third party, in connection with Products having Super Premium Status, Licensor shall promptly so notify Licensee, and Licensor shall attempt, at Licensee's request, to extend such License and, regardless of Licensor's success in such attempt, Licensor shall inform Licensee of the results thereof so as to grant Licensee (on the same basis that the trademarks or trade names are granted under Section 2 and subject to any limitations on Licensor's rights to such additional trademarks or trade names) the right in the Territory to those names in connection with such Products and such additional names shall be included under the definition of "Licensed Mark" in Section 1, and if Licensee elects, at its sole option, such additional names may be used by Licensee and its permitted sublicensees pursuant to the terms of this Agreement, subject to the payment of the Percentage Royalty as provided for in Section 6. Licensee shall bear the cost of any such extension.

         (b) Licensee shall grant to Licensor a license as provided in Section 2(g).

14.      INFRINGEMENT.

         (a) Each of Licensee and Licensor shall promptly notify the other party in writing of any use by any third party of a trade name or trademark which might amount to infringement of the Licensed Mark that come to its attention.

         (b) Licensor may, in its sole discretion, take proceedings in relation to any alleged infringement of any Licensed Mark. Each party shall render all reasonable assistance to the other in connection with any such proceeding.

         (c) In the event that Licensee reasonably considers that any infringement or alleged infringement of the Licensed Mark in the Territory is causing detriment to its business and Licensor declines after reasonable notice to promptly take proceedings in relation thereto, Licensee may file actions, proceedings or suits against any third party in respect of such infringement or alleged infringement in the Territory after first giving Licensor reasonable notice of its intention to do so. Licensor shall, at Licensee's request, render all reasonable assistance to Licensee in connection therewith, and take such action as may be necessary to enable Licensee to pursue the proceedings, including, if necessary, the grant of an appropriate power of attorney with full power of substitution or consenting to join in any such action as a party plaintiff.

         (d) Neither party shall enter into any settlement or consent to any judgment with respect to an infringement without the consent of the other party, which consent shall not be unreasonably withheld or delayed. The party initiating such infringement action and prosecution shall bear all expenses incurred and shall receive all the proceeds (if any) recovered in connection with such action, after reimbursement of all out-of-pocket expenses of each party. If such expenses (including attorneys' fees) exceed the amount of the proceeds recovered in connection with such action, then such reimbursement shall be made pro rata (based on the out-of-pocket expenses of each party).

         (e) If either Licensee or Licensor becomes aware of any claim by any third party that the use of any of the Licensed Mark in connection with the sale of Products hereunder infringes the right of any third party, it shall promptly notify the other party in writing. The provisions of Sections 14(b), (c) and (d) shall apply to the conduct of the defense of such claim in the same manner as to an infringement; PROVIDED, HOWEVER, that each party may, pending the other party's decision to defend such a claim, act in a manner not prejudicial to the other party's interest in preserving the validity of ownership of the Licensed Mark, to protect its individual position.

         (f) Licensor and Licensee shall, before taking any action pursuant to
Section 14(b), (c) or (e), consult each other as to the appropriate steps in proceedings and by which party these should be taken; PROVIDED, HOWEVER, that this is without prejudice to the rights of the parties under Section 14(b), (c) or (d).

         (g) If any infringement action involving the Licensed Mark or the Licensed Technology is in existence on the date of the termination or expiration of this Agreement, each party shall render all reasonable assistance required to be given pursuant to this Section 14 to the other party in connection therewith. This Section 14(g) shall survive the termination or expiration of this Agreement.

15.      INDEMNIFICATION.

         (a) Licensee shall defend, indemnify and hold harmless Licensor and its respective officers, directors and employees (collectively, the "LICENSOR'S GROUP") from and against any and all claims, losses, damages, liabilities, obligations, costs and expenses, including reasonable attorneys' fees (collectively, "LOSSES"), arising out of or resulting from the conduct of the Business by Licensee, its Affiliates, agents, representatives, contractors, co-packers, sublicensees or distributors, or arising out of or resulting from a breach by Licensee of any provision of this Agreement except in each case to the extent (but only to the extent) arising out of or resulting from (A) Licensor's, or any member of the Licensor Group's, negligence or breach of any provision of this Agreement, or (B) infringement of trademark, trade dress, copyright and other intellectual property rights relating to the Licensed Mark.

         (b) Licensor shall defend, indemnify and hold harmless Licensee from and against any and all Losses arising out of or resulting from breach by Licensor or any member of the Licensor's Group of any provision of this Agreement or arising out of or resulting from any infringement of trademark, trade dress, copyright and other intellectual property rights relating to the Licensed Mark or Licensed Technology, except in each case to the extent (but only to the extent) arising out of or resulting from Licensee's negligence or breach of any provision of this Agreement.

         (c) If any party (the "INDEMNIFIED PARTY") receives written notice of the commencement of any action or proceeding, the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnification may be sought pursuant to this Section 15 (a "third party claim") and such indemnified party intends to seek indemnity pursuant to this
Section 15, such indemnified party shall promptly provide the other party (the "indemnifying party") with notice of such third party claim, provided that no failure to do so will limit rights hereunder except to the extent the indemnifying party is prejudiced thereby. Except in the case of claims seeking equitable relief from the indemnified party, the indemnifying party shall be entitled to assume the defense, appeal or settlement of such third party claim with counsel selected by the indemnifying party and approved by the indemnified party, which approval shall not be unreasonably withheld or delayed. The indemnified party shall fully cooperate with the indemnifying party in connection therewith. In the event that the indemnifying party fails to assume the defense, appeal or settlement of any third party claim within twenty (20) days after receipt of notice thereof from the indemnified party, such indemnified party shall have the right to undertake the defense, appeal or settlement of such third party claim at the expense and for the account of the indemnifying party. The indemnifying party shall not settle any third party claim the defense, appeal or settlement of which is controlled by it without the indemnified party's prior written consent, unless the terms of such settlement or compromise release such indemnified party from any and all liability or obligation with respect to such third party claim. The provisions of this Section shall survive expiration or termination of this Agreement.

16.      SALES BY LICENSOR'S CUSTOMERS.

         Licensor agrees during the term of this Agreement to refrain, and to cause its Affiliates to refrain, from engaging in any distribution and/or sales of Licensor's Products having Super Premium Status to any person that the Licensor knows or has reason to know is engaged in, or intends to engage in, any manufacture, distribution and/or sale of such Products having Super Premium Status in the Territory. In the event that Licensor learns that it is selling to any person that is so engaged, or intends to so engage, Licensor shall immediately notify Licensee and shall use commercially reasonable efforts, subject to compliance with applicable law, to prevent such resales from continuing. The parties acknowledge that Licensor may continue to have its Products having Super Premium Status distributed and sold to U.S. military post exchanges in the United States (which may export to the Territory in some cases to some degree) but shall not distribute or sell directly to U.S. military post exchanges in the Territory.

17.      CONFIDENTIALITY.

         Licensor and Licensee agree that all information which is communicated from time to time by each party to the other pursuant to this Agreement (both at the commencement of this Agreement and thereafter and whether oral, electronic or written of any kind or nature), which are confidential and proprietary to the person disclosing the same shall be deemed secret and confidential ("CONFIDENTIAL INFORMATION"). Licensor and Licensee agree that the Confidential Information received by them from the other will be maintained in confidence and that the same will not be disclosed to or used by any person, firm, or undertaking except their own agents and employees or any permitted sublicensees, subcontractors or distributors hereunder who need to know and/or use such Confidential Information for the purposes of this

Agreement. If either party is required by law to disclose any Confidential Information it has received, it will promptly inform the other party and will cooperate with the other party, at the other party's expense, in seeking to maintain the confidentiality of such Confidential Information. The provisions of this Section shall survive expiration or termination of this Agreement.

18.      RIGHT TO TERMINATE.

         (a)  DEFAULT

                  (i) Licensor and Licensee may, by giving written notice to the other, terminate this Agreement and its obligations hereunder in the event of a Material Default (other than a Social Mission Material Default) by the other party that is not Cured within 60 days following receipt of written notice from the non-defaulting party. In the case of a Social Mission Material Default, Licensor may terminate this Agreement and its obligations hereunder if such Social Mission Material Default is not Cured within one year after the date of receipt of written notice from Licensor by Licensee. Such written notice shall specifically describe the default. Such termination will not be deemed a waiver of any damages or loss suffered by the non-defaulting party as a result of the other's default, and the non-defaulting party may bring the damage issue to arbitration for settlement in accordance with the provisions of Section 27.

                  (ii) "MATERIAL DEFAULT" shall mean a material breach of (A) a covenant that relates to the payment by Licensee of money, (B) directly and substantially affects the Essential Integrity of the Principal Licensed Mark or
(C) any of the first sentence of Section 2(c) or Section 2(h)(ii), 4(a), 8(a) or 21(a).

                  (iii) "CURE" shall mean (A) in the case of a Social Mission Material Default or Material Default resulting from an action by a party hereto, such party ceasing to engage in such action, and (B) in the case of a Social Mission Material Default or Material Default resulting from an omission by a party hereto, such party taking such action as required under this Agreement.

         (b)  BANKRUPTCY

                  (i) In the event that either Licensor or either Licensee files a petition in bankruptcy, is adjudicated as bankrupt, goes into liquidation, becomes insolvent, or makes an arrangement or assignment for the benefit of its creditors, or any arrangement pursuant to bankruptcy law, or if a custodian, receiver or trustee is appointed for it or a substantial portion of its business or assets, then the other party to this Agreement who is not the subject of such bankruptcy, receivership, liquidation, insolvency or creditor arrangement, shall have the right to immediately terminate this Agreement by written notice.

                  (ii) No assignee for the benefit of creditors, custodian, receiver, trustee in bankruptcy, sheriff or any other officer of the court or official charged with taking over custody of the bankrupt party's assets or business, shall have any rights to continue this Agreement or to exploit or in any way use the Licensed Mark pursuant hereto if this Agreement is terminated by Licensor or Licensee, as the case may be, pursuant to this Section 18(b).

                  (iii) Notwithstanding the provisions of this Section 18(b), in the event that it is determined by any court or bankruptcy trustee that this Agreement may be assumed or assigned in connection with a case commenced by or against either party under the Title 11 of the United States, as amended (the "BANKRUPTCY CODE"), Licensor and Licensee hereby acknowledge that "adequate assurance" of future performance under this Agreement (within the meaning of the Bankruptcy Code) shall include, INTER ALIA adequate assurance: (A) that any and all amounts due from Licensee to Licensor under or pursuant to this Agreement shall be duly and timely paid and all breaches cured; (B) that the assumption or assignment of this Agreement will not result in the breach by either party or its Affiliates of any provision in any other license, contract or agreement relating to the Licensed Mark or otherwise; (C) that any person or entity that assumes this Agreement or to which this Agreement is assigned shall fully and faithfully assume, observe and comply with all the covenants, requirements and restrictions provided for under this Agreement and that termination rights for breach of this Agreement shall continue to apply without change; and (D) that the value of the Licensed Mark to Licensor shall not be reasonably likely to diminish by reason of the assumption or assignment of this Agreement. Any person or entity to which this Agreement is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Agreement on and after the date of such assignment. Any such assignee shall upon demand execute and deliver to Licensor or Licensee, as the case may be, an instrument confirming such assumption.

         (c)  CHANGE OF CONTROL

                  (i) Upon a Change of Control of Licensor, Licensee's obligations to obtain the approval of Licensor or the Committee on Joint Planning, as applicable, under certain provisions of this Agreement, including, without limitation, Sections 2(b), 4(b), 4(d) and 8(c), shall be deemed to be an obligation to keep Licensor or the Committee on Joint Planning, as applicable, informed as to its activities, plans and uses of the Licensed Mark prior to commencing such activities, plans or uses; PROVIDED, HOWEVER, that Licensor shall retain the rights under the last sentence of Section 8(c). The parties acknowledge that following such a Change of Control Licensor shall no longer have the right to approve or disapprove Licensee's actions but shall have an obligation to keep Licensor informed as to its activities, plans and uses of the Licensed Mark prior to commencing such activities, plans or uses pursuant to the aforementioned sections.

                  (ii) A "CHANGE OF CONTROL" of a party hereto means the earlier to occur of (A) the acquisition by any Person or group of Persons acting in concert of beneficial ownership of such party's securities, or any other trans action with respect to beneficial ownership of such party or such party's securities, that involves or results in either (x) the acquisition of beneficial ownership of securities representing 20% or more of the voting power of such party's outstanding equity securities or (y) the merger or consolidation of such party with any Person in which the shareholders of such party would not, immediately after such merger or consolidation, own securities representing at least 20% of the voting power of the Person issuing the cash or securities in such merger or consolidation, and (B) the sale of all or substantially all of the assets of such party to one or more Persons; PROVIDED, HOWEVER, that a Change of Control shall not be deemed to occur in the case of clause (A) or (B) above if (x) a named founder of Licensor is the resulting controlling Person or a member of the resulting controlling group of Persons and (y) all other members of such group of Persons, if any, are charitable organizations. "BENEFICIAL OWNERSHIP" of securities shall be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as in effect on the date of this Agreement, except that any agreement not to transfer securities and any agreement to vote or not vote in a particular manner shall be deemed to convey "beneficial ownership" of the securities subject thereto.

                  (d) REGIONAL DEFAULT. Without limiting the right of the parties to terminate this Agreement pursuant to Section 18(a), Licensor or Licensee may, by giving written notice to the other, terminate this Agreement and its obligations hereunder with respect to a Region in the Territory in the event of a Material Default or a Social Mission Material Default by the other party with respect to such defaulting party's obligations hereunder in such Region that is not Cured within 60 days, in the case of a Material Default, or one year, in the case of a Social Mission Material Default, as applicable, following receipt of written notice from the non-defaulting party. Such written notice shall specifically describe the default in such Region. Such a termination shall not be deemed a waiver of any damages or loss suffered by the non-defaulting party as a result of the other's default, and the non-defaulting party may bring the damages issue to arbitration for settlement in accordance with the provisions of Section 27(b).

                  (e) TERMINATION OF THE MERGER AGREEMENT. This Agreement shall terminate upon the termination by Licensor of the Agreement and Plan of Merger (the "MERGER AGREEMENT") dated as of April 11, 2000, among Conopco, Inc. ("CONOPCO"), Vermont All Natural Expansion Company ("SUB") and Licensor as a result of a material breach of the Merger Agreement by Conopco or Sub.

19.      RIGHTS UPON TERMINATION.

         (a) Except to the extent provided in Sections 19(b) and 19(c), upon expiration or termination of this Agreement for any reason, neither Licensee nor its Affiliates, receivers, representatives, agents, successors or assigns shall have any rights to exploit or in any way use the Licensed Mark and the Licensed Technology and shall forthwith discontinue all use of the Licensed Mark and Licensed Technology in whole or, in the event of a termination in part, in connection with such products, services or territories as to which such termination pertains. In addition, Licensee shall not thereafter, except as permitted in Section 19(b) or 19(c), use the Licensed Technology or the Licensed Mark or any variation or simulation thereof, or any mark which is or may be confusingly similar thereto, and hereby irrevocably release and disclaim any right or interest in or to the Licensed Mark and the Licensed Technology in whole or, in the event of a termination in part, in connection with such products, services, or territories as to whether such termination pertains.

         (b) Upon any termination of this Agreement by Licensee pursuant to
Section 18, as to any plant in which Licensee or its permitted sublicensees manufacture Products under the Licensed Mark, Licensor may, purchase all, but not less than all, the inventories (including finished goods to Products bearing the Licensed Mark (the "INVENTORIES")), of Licensee or its permitted sublicensees, as applicable, at such plant that are saleable and in good condition; PROVIDED, HOWEVER, that, if Licensor purchases the Inventories of any plant, it shall purchase all the Inventories of all plants in same country as such initial plant; PROVIDED, FURTHER, that if Licensor purchases the Inventories at such plant, it shall have the right but not the obligation to purchase all, but not less than all, of the inventories of raw materials and packaging exclusive to Products bearing the Licensed Mark ("PROCESS INVENTORIES") of Licensee or its permitted sublicensees, as applicable, at all plants in the same country that are saleable and in good condition. To consummate such a purchase, Licensor shall tender to Licensee within 30 days following the effective date of termination, a sum equal to the cost to Licensee of such Inventories (together with a sum equal to Licensee's cost of Process Inventories, if purchased). In such event, Licensee shall take commercially reasonable steps to discontinue or cancel all marketing which references the Licensed Marks as soon as possible. No amounts shall be paid or payable as the Percentage Royalty with respect to such Inventories sold to Licensor.

         (c) To the extent that Licensor does not purchase all the Inventories and Process Inventories of Licensee and pursuant to Section 19(b), Licensee shall have the right, on a non-exclusive basis, to continue to sell, market and promote Products bearing the Licensed Mark for a six-month period following the effective termination date, or for such shorter period as is necessary to dispose of all remaining Inventories and Process Inventories. During any such period, Licensee shall pay the Percentage Royalty pursuant to Section 6. Licensee's rights under this Section 19(c) shall be subject to

Licensee's continuing to manufacture, market, distribute and sell the Inventories in a manner consistent with good business practice, Products bearing the Licensed Mark having Super Premium Status, with all appropriate long-term, brand-building philosophy, and in accordance with the provisions of this Agreement, including Section 7.

         (d) In the event that Licensee or any of its permitted sublicensees have utilized any Licensed Mark in the name of a business unit or division thereof, the name of such business unit or division shall be changed upon any termination or expiration of this Agreement so that the Licensed Mark shall no longer form part of the business unit or division name; PROVIDED, HOWEVER, that if Licensee continues to conduct the Business in the Territory pursuant to
Section 19(c), the Licensed Mark shall no longer form part of the business unit or division name, as applicable, at the expiration of the six-month period provided for in Section 19(c).

         (e) Upon termination or expiration of this Agreement, Licensee shall, within 30 days of such termination or expiration (or such longer period as may be necessary to permit Licensee to exercise its applicable rights under Section 19(c)), return in accordance with Licensor's reasonable instructions all Licensed Technology provided to Licensee pursuant to this Agreement.

20.      NOTICES.

         All notices, request, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         If received by Licensee, to:

                  Unilever PLC
                  Unilever House
                  Blackfriars, London, EC4P 4BQ
                  Attention:  Mr. Stephen J. Williams,
                              Joint Secretary
                  Facsimile:  011-44-207-822-6108
                  with a copy to:

                  Unilever United States
                  390 Park Avenue, 21st Floor
                  New York, NY 10022
                  Facsimile:  (212) 688-3411
                  Attention:  Ronald M. Soiefer, Esq.

         If received by Licensor, to:

                  Ben & Jerry's Homemade, Inc.
                  30 Community Drive
                  South Burlington, VT 05403
                  Facsimile:  (802) 846-1558
                  Attention:  Chief Executive Officer

         with a copy to:

                  Ropes & Gray
                  One International Place
                  Boston, MA 02110
                  Facsimile:  (617) 951-7050
                  Attention:  Howard K. Fuguet, Esq.

21.      NON-ASSIGNABILITY.

         (a) This Agreement and the rights and obligations hereunder may not be sold, transferred, assigned, pledged, mortgaged or otherwise disposed of by the parties hereto except as is specifically herein provided or as may be expressly consented to in writing; PROVIDED, HOWEVER, that this Agreement and the rights and obligations hereunder may be assigned in connection with a merger or sale of all or substantially all the assets of Ben & Jerry's Homemade Holdings, Inc. or Ben & Jerry's Homemade, Inc. or a merger or sale of all or substantially all the assets of Licensee; PROVIDED, FURTHER, that the Licensor's right to receive monies hereunder may be pledged or mortgaged. It is expressly provided that Licensee may assign or sublicense any or all its rights and obligations under this Agreement (i) without Licensor's consent, to any Affiliate so long as it remains an Affiliate; PROVIDED, HOWEVER, that such Affiliate agrees in writing to be bound by the terms and conditions of this Agreement and Licensee agrees to cause any and all such Affiliates to comply with such terms and conditions or
(ii) with Licensor's consent, which consent may be withheld in Licensor's sole discretion, to any third party, including, without limitation, co-packers and manufacturing sublicensees. Any attempted assignment or sublicense in violation hereof, whether voluntary or by operation of law, directly or indirectly, shall be void and of no force and effect.

         (b) It is understood that any person who is a distributor of Licensee (I.E., purchases and resells but does not manufacture Products bearing the Licensed Mark or have such Products manufactured) whether or not an Affiliate of Licensee, is not a sublicensee for such purchase and resale and does not require a sublicense hereunder in order to be able to sell Products under the Licensed Mark.

22.  MATERIAL LICENSED TECHNOLOGY.

         (a) Prior to or promptly after the provision of the Licensed Technology by Licensor to Licensee pursuant to Section 5(a), the parties shall reasonably agree to a written schedule of items of Licensed Technology ("SCHEDULE 22"), which may by mutual agreement be supplemented from time to time, that they deem to be essential to the manufacture of Licensor's Products ("MATERIAL LICENSED TECHNOLOGY"). Licensee shall within 90 days after the parties agree Schedule 22 provide Licensor with notice of the Material Licensed Technology that Licensee has independently developed or had knowledge of prior to the provision of the Licensed Technology by Licensor. To the extent that Licensee does not provide such notice, Licensee shall be deemed not to have independently developed or had knowledge of such Material Licensed Technology prior to the expiration of such 90-day period; PROVIDED, HOWEVER, that if a failure by Licensee to provide notice that such Material Licensed Technology was independently developed or known by Licensee is the result of a good-faith mistake, and Licensee provides such notice prior to the time that such Material Licensed Technology is commercially applied by Licensee, then such notice shall be deemed to have been given by Licensor during such 90-day period.

         (b) Subject to Section 2(h)(ii), after the expiration or termination of this Agreement, Licensee shall be permitted to use the Licensed Technology to the extent necessary to enable Licensee to use enhancements to the Licensed Technology developed by Licensee.

         (c) In the event of a dispute as to whether Licensee had knowledge of or independently developed such Material Licensed Technology, the burden of proof shall be on Licensee with respect to this Section 22.

23.      NO AGENCY OR JOINT VENTURE.

         Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint venturers, or either as agent or employee of the other, and neither party shall have any power to obligate or bind the other in any manner whatsoever.

24.      FORCE MAJEURE.

         If any event beyond the reasonable control of either party, including, without limitation, an act of God, war or war condition, civil disorder, government regulation or embargo, should impede the performance by a party of all or part of its obligations under this Agreement, such nonperformance shall be excused during and for a reasonable period after the continuance of such event.

25.      GOVERNING LAW.

         This Agreement shall be considered as having been entered into in the State of New York and this Agreement, and any disputes or actions relating thereto (whether in contract, tort or otherwise), shall be governed in accordance with the laws of the State of New York applicable to agreements made and to be performed in New York, without regard to conflicts of law. However, any and all disputes, controversies and claims pertaining to Licensor's ownership of or the validity of any patent or application therefor or the Licensed Mark or any registration thereof or any application for registration thereof shall be construed and interpreted in accordance with the federal patent or trademark laws, as applicable, and related laws, statutes, rules and regulations of the United States unless there are no federal laws, statutes, rules or regulations dispositive of such disputes, controversies and claims, in which case any and all disputes, controversies and claims shall be construed and interpreted in accordance with the laws of the State of New York.

26.      NO WAIVER; CONSENT.

         (a) The failure by any party hereto to enforce, at any period of time, one or more of the terms and conditions of this Agreement shall not constitute a waiver of such terms or conditions, or of the party's right thereafter to enforce each and every term and condition of this Agreement. Neither tender of payment by Licensee nor acceptance of payment by Licensor shall be deemed a waiver of any violation of or default in any of the provisions of this Agreement. No waiver shall be effective unless in writing and signed by the party intended to be bound thereby.

         (b) Whenever this Agreement requires the consent or approval of Licensor or Licensee, such consent or approval shall be deemed to have been given upon the expiration of 14 days from the date the written request for such consent or approval has actually been received by Licensor or Licensee, as the case may be, unless Licensor or Licensee, as the case may be, delivers notice of disapproval or non-consent to Licensee or Licensor, as the case may be, within said 14-day period.

27.      ARBITRATION AND CONSENT TO JURISDICTION.

         (a) The parties hereto recognize that disputes as to certain matters may from time to time arise during the term of this Agreement that relate to either party's rights and/or obligations hereunder. It is the objective of the parties to establish procedures to facilitate the resolution of disputes arising under or in connection with this Agreement, including without limitation all financial disputes (except as set forth in Section 9(f)) and any disputes as to the validity, construction, performance, default, or breach hereof, in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the parties agree to follow the procedures set forth in this Section 27 if and when such disputes arise under or in connection with this Agreement between the parties. If the parties cannot resolve a dispute within fifteen (15) days of formal request by either party to the other, any party may, by written notice to the other, have such dispute referred to (i) in the case of Licensor, the Chief Executive Officer of Licensor and (ii) in the case of Licensee, the President of Unilever Foods North America, for attempted resolution by good faith negotiations. If such personnel are unable to resolve such dispute within fifteen (15) days after such notice is received, then such dispute shall be finally resolved, but only if written notice is thereafter served by one party on the other party specifically requesting binding arbitration pursuant to Section 27(b).

         (b) Except as specifically set forth in this Agreement any and all disputes, controversies and claims arising out of or relating to this Agreement, or with respect to the construction of this Agreement, or concerning the respective rights or obligations hereunder of the parties hereto and their respective successors and permitted assigns, whether by operation of law or otherwise (except disputes, controversies and claims relating to or affecting in any way Licensor's ownership of or the validity of the Licensed Mark or any registration thereof, or any application for registration thereof, as to which the parties hereto hereby confer and agree to submit to the exclusive (both subject-matter and personal) jurisdiction of the federal courts of the State of New York), shall be settled and determined by arbitration in Boston, Massachusetts, in accordance with and pursuant to the then existing rules of the American Arbitration Association. The parties agree that the arbitrators shall have the power to award specific performance or injunctive relief and reasonable attorneys' fees and expenses to any party in any such arbitration and that the courts shall have similar power with regard to that injunctive relief sought by either party pursuant to this Agreement. The arbitrator shall provide a reasoned, written decision. The arbitration award shall be final and binding upon the parties and judgment thereon may be entered in the courts of the State of New York and the federal courts in said State, the jurisdiction of which courts is hereby consented to by the parties for such purposes. Any judgment on an award may be enforced in the State of New York as well as any other appropriate jurisdiction. The service of any notice, process, motion or other document in connection with any other action or proceeding, may be effectuated by either personal service upon a party or designated agent or by certified or registered mail to the party at its address hereinabove provided. Each of the parties agrees to appoint an agent to receive service of process on its behalf, such agent to be appointed in New York within thirty (30) days of the commencement of the Initial Term of this Agreement. Consistent with the foregoing, the parties hereto irrevocably and unconditionally consent to the jurisdiction of, and waive any objection to the laying of venue in the courts and arbitral forums (as set forth above) located in New York City (both federal and state).

28.      PUBLICITY

         Any announcements concerning this Agreement or the License shall be in a form approved by Licensor and Licensee.

29.      COUNTERPARTS

         This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

30.      SEVERABILITY.

         In the event that any provision of this Agreement as applied to any party or to any circumstance, shall be adjudged by a court of competent jurisdiction to be void, invalid, unenforceable or inoperative as a matter of law, then the same shall in No way affect any other provision in this Agreement, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of the Agreement as a whole and to the extent permitted by applicable law, any such provision shall be restricted in applicability or reformed to the minimum extent required for such to be enforceable. This provision shall be interpreted and enforced to give effect to the original written intent of the parties hereto prior to the determination of such invalidity, unenforceability or inoperability.

31.      ENTIRE AGREEMENT.

         This Agreement contains the complete understanding of the parties with respect to the subject matter hereof, supersedes all prior oral or written understandings and agreements relating thereto and may not be modified, discharged or terminated except by a written instrument signed by both Licensee and Licensor.

         IN WITNESS WHEREOF, the parties hereunto have duly executed this Agreement as of the day and year first above written.

                                            BEN & JERRY'S HOMEMADE, INC.,

                                            By: /s/ PERRY D. ODAK
                                               --------------------------------
                                                Name:  Perry D. Odak
                                                Title: Chief Executive Officer

                                            BEN & JERRY'S HOMEMADE HOLDINGS,
                                            INC.,

                                            By: /s/ PERRY D. ODAK
                                               --------------------------------
                                                Name:  Perry D. Odak
                                                Title: Vice President

                                            UNILEVER N.V.,

                                            By: /s/ R. W. CHAMBERLIN
                                               --------------------------------
                                                Name:  R. W. Chamberlin
                                                Title: Attorney A

                                            UNILEVER N.V.,

                                            By: /s/ G. DIJKSTRA
                                               --------------------------------
                                                Name:  G. Dijkstra
                                                Title: Attorney B

                                            UNILEVER PLC,

                                            By: /s/ STEPHEN J. WILLIAMS
                                               --------------------------------
                                                Name:  Stephen J. Williams

                                                Title: Joint Secretary

                                                                       EXHIBIT A

               LEADING WITH PROGRESSIVE VALUES ACROSS OUR BUSINESS

We have a progressive, nonpartisan social mission that seeks to meet human needs and eliminate injustices in our local, national and international communities by integrating these concerns into our day-to-day business activities. Our focus is on children and families, the environment and sustainable agriculture on family farms.

- Capitalism and the wealth it produces do not create opportunity for everyone equally. We recognize that the gap between the rich and the poor is wider than at anytime since the 1920s. We strive to create economic opportunities for those who have been denied them and to advance new models of economic justice that sustainable and replicable.

- By definition, the manufacturing of products creates waste. We strive to minimize our negative impact on the environment.

- The growing of food is overly reliant on the use of toxic chemicals and other methods that are unsustainable. We support sustainable and safe methods of food production that reduce environmental degradation, maintain the productivity of the land over time, and support the economic viability of family farms and rural communities.

- We seek and support nonviolent ways to achieve peace and justice. We believe government resources are more productively used in meeting human needs than in building and maintaining weapons systems.

- We strive to show a deep respect for human beings inside and outside our company and for the communities in which they live.